NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 5, 2016		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2016 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the second quarter of 2016.  Premier realized net income of $2,624,000 (27 cents per diluted share) during the quarter ended June 30, 2016, a 16.1% decrease from the $3,127,000 of net income reported for the second quarter of 2015.  The decrease in net income during the second quarter of 2016 is largely due to a $958,000 increase in the provision for loan losses when compared to the $146,000 negative provision for loan losses recorded during the quarter ended June 30, 2015.  The increase in the provision for loan losses during the second quarter of 2016 was due to two primary factors, a $41.5 million, or 4.2%, increase in loans outstanding during the second three months of 2016 and an estimate for the potential loan losses related to the recent flooding that occurred in some of Premier’s West Virginia markets.   Otherwise, an increase in net interest income and non-interest income in the second quarter of 2016, when compared to the second quarter of 2015, more than offset an increase in non-interest expenses.  On a diluted per share basis, Premier earned $0.27 during the second quarter of 2016 compared to $0.37 per share earned during the second quarter of 2015.  For the first half of 2016 Premier realized net income of $5,603,000 (59 cents per diluted share) compared to $6,269,000 (74 cents per diluted share) earned during the first half of 2015, as more fully explained below.

President and CEO Robert W. Walker commented, “Our hearts and prayers go out to the families and businesses affected by the record flash flooding that occurred in central and southeastern West Virginia near the end of June.  While none of our branch facilities in these areas were significantly affected by the flood waters, some of our employees and their extended families have been tragically impacted.  We are heartened by relief efforts underway, not only by governmental entities, but also by many volunteer groups from both within West Virginia and from several other states coordinated through local charitable organizations.  As a member of these communities, we have already set up programs to help customers experiencing financial difficultly as a result of the floods and our employees have volunteered countless hours helping with the clean-up efforts.  We are extremely proud of them.  It may be some time yet before we begin to experience any specific loan losses related to unreimbursed damage to borrowers’ collateral or the lasting economic impact to our business customers in areas that rely on vacation season tourism.  Our initial estimate of these losses resulted in our adding a $500,000 provision for loan losses during the second quarter of 2016.

“The increases in income and expense in both the quarter-to-date and year-to-date results are largely the results from the operations of the newly acquired First National Bank (“First National”), which were not included in Premier’s 2015 results.  First National, a wholly owned subsidiary of First National Bankshares Corporation (“Bankshares”) headquartered in Ronceverte, West Virginia, was purchased as part of Premier’s acquisition of Bankshares on January 15, 2016.  Premier issued 1.4 million shares of its common stock valued at approximately $22,041,000 to the shareholders of Bankshares.  On March 4, 2016, as part of Premier’s assimilation of Bankshares, First National was converted to Premier’s operating systems and merged into Premier Bank, a wholly own subsidiary of Premier.  The six branches of First National became branches of Premier Bank, and now comprise the bank’s second largest operating division.  The operations of First National’s six branches plus the operations of Bankshares are only included in the operations of Premier since the January 15, 2016 acquisition date.  Our results thus far this year not only reflect the additional costs associated with the mergers and data processing conversion, but also the additional common shares we issued to the shareholders of Bankshares to complete the merger.  As expected, our challenge now is to fully integrate the operations of the branches, continue to provide the quality of products and services our customers expect from their local community bank, and bring to fruition the anticipated cost synergies.”

Net interest income for the quarter ended June 30, 2016 totaled $13.491 million, up $1.568 million, or 13.2%, from the $11.923 million of net interest income earned during the second quarter of 2015. Interest income in 2016 increased by $1.711 million, or 13.2%, largely due to a $1.958 million increase in interest income from the operations of First National, partially offset by a $247,000, or 1.9%, decrease in interest income from Premier’s other operations.  Interest income on loans in the second quarter of 2016 increased by $1.467 million, or 12.6%, largely due to a $1.725 million increase in interest income on loans from the operations of First National, partially offset by a $258,000, or 2.2%, decrease in interest income on loans from Premier’s other operations.  Similarly, interest income on investment securities in the second quarter of 2016 increased by $188,000, or 14.9%, largely due to the additional interest income on the investment securities added from the acquisition of First National.

Partially offsetting the increase in interest income in the second quarter of 2016 was a $143,000, or 13.9%, increase in interest expense, when compared to the second quarter of 2015.  Interest expense increased by $276,000 due to the addition of the operations acquired from Bankshares, including $209,000 of interest expense on the deposits and borrowings of First National and $67,000 of interest expense on subordinated debentures assumed by Premier as part of the acquisition of Bankshares.  The subordinated debentures can be included as a portion of Premier’s regulatory Tier 1 capital, subject to certain conditions and limitations.  Partially offsetting the $276,000 increase in interest expense from the addition of the operations acquired from Bankshares was a $133,000, or 12.9%, decrease in interest expense from Premier’s other operations largely due to a $107,000, or 12.1%, decrease in interest expense on deposits and a $29,000, or 21.3%, decrease in interest expense on other borrowings due to principal payments and a lower interest rate paid.

During the quarter ended June 30, 2016, Premier recorded $812,000 of provision for loan losses compared to a $146,000 negative provision for loan losses recorded during the same quarter of 2015.  The provision for loan losses recorded during the second quarter of 2016 was primarily to provide for estimated loan losses as a result of the recent flooding in West Virginia and additional credit risk in Premier’s loan portfolio related to the $41.465 million, or 4.2% increase in outstanding loans since the previous quarter-end.  The negative provision for loan losses recorded in the second quarter of 2015 was made in response to the collection during the quarter of a significant amount of recoveries on previously charged-off loans.  The reversal of provision expense related to the recoveries more than offset additional provision expense related to growth in the loan portfolio and identified increases in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $24,000 in the second quarter of 2016 when compared to the same quarter of 2015, while recoveries on loans previously charged-off decreased by $617,000 as a result of a large recovery recorded in the second quarter of 2015.  Also during the quarter ended June 30, 2016, non-accrual loans increased by $1.555 million since March 31, 2016, while accruing loans 90+ days past due increased by $198,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended June 30, 2016 totaled $8.572 million compared to $7.167 million in the second quarter of 2015, as a $1.708 million, or 19.1%, increase in non-interest expenses was partially offset by a $303,000, or 17.2%, increase in non-interest income.  The $1.405 million increase in net overhead when compared to the second quarter of 2015 is largely due to the net operating costs of the six branches of First National acquired from the purchase of Bankshares in January 2016. Non-interest income increased by $303,000 in the second quarter of 2016 when compared to the second quarter of 2015, largely due to a $231,000 increase in non-interest income from the operations of the six branches of First National, plus a $72,000 increase in non-interest income from Premier’s other operations.  As a result, service charges on deposit accounts increased by $69,000, or 7.5%, electronic banking income increased by $100,000, or 14.2%, secondary market mortgage income increased by $37,000, or 168%, and other sources of non-interest income increased by $97,000, or 78.2%.  Non-interest expenses increased by $1.708 million in the second quarter of 2016 when compared to the second quarter of 2015, largely due to a $1.296 million increase in non-interest expense from the operations of the six branches of First National including $49,000 of expenses directly incurred during the conversion of First National’s operating and data systems.  In addition, non-interest expense from Premier’s other operations increased by $412,000, or 4.6%.  As a result, staff costs increased by $742,000, or 16.6%, occupancy and equipment expenses increased by $287,000, or 22.7%, data processing costs (excluding conversion costs) increased by $239,000, or 22.2%, amortization of intangible assets increased by $108,000, or 51.7%, and other operating expenses increased by $118,000, or 13.9%.  Other increases include supplies expense, up $74,000, OREO expenses and writedowns, up $58,000 and taxes not based on income, up $14,000, when compared to the second quarter of 2015.

Total assets as of June 30, 2016 were up $256.0 million, or 20.6%, from the $1.245 billion of total assets at year-end 2015.  The increase in total assets since year-end is largely due to the $238.0 million of assets from the Bankshares acquisition in January 2016, plus a $1.8 million increase in deposits, a $3.8 million increase in balances from customer repurchase agreements, a $4.2 million increase in federal funds purchased and a $4.2 million increase in borrowings from the Federal Home Loan Bank resulting from Premier’s other operations.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $14.0 million, which includes the initial $16.4 million of liquid assets from the Bankshares acquisition.  Investment securities increased by $54.3 million, including $76.6 million of investment securities from the Bankshares acquisition, while total loans outstanding increased by $178.4 million, including $133.0 million from the Bankshares acquisition and $45.49 million from Premier’s other operations since year-end 2015.  Other assets increased by $6.2 million, largely due to the premises and equipment of the six branches of First National, while goodwill and other intangible assets increased by $4.3 million, as the $4.9 million of intangible assets generated by the acquisition of Bankshares was partially offset by $584,000 of core deposit intangible amortization.  Total deposits increased by $206.9 million since year-end 2015, including the $205.2 million of deposits obtained from the acquisition of Bankshares plus a $1.8 million increase in deposits from Premier’s other operations.  Customer repurchase agreements increased by $6.0 million, including $2.2 million obtained from the acquisition of Bankshares, while federal funds sold increased by $4.2 million.  Other borrowings decreased by $1.2 million since year-end 2015 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, advances from the Federal Home Loan Bank increased by $5.5 million since year-end 2015, largely due to $5.0 million of short-term advances borrowed during the second quarter of 2016 and the remaining portion of approximately $1.4 million of FHLB advances made to First National that were assumed by Premier as part of the acquisition in January 2016.  Premier also assumed $6.186 million of subordinated debentures issued by Bankshares, reduced by $863,000 of fair value adjustments, as a result of the acquisition of Bankshares.

Stockholders’ equity of $175.6 million equaled 11.7% of total assets at June 30, 2016, which compares to stockholders’ equity of $147.2 million, or 11.8% of total assets, at December 31, 2015.  The increase in stockholders’ equity was largely due to the $22.0 million of common stock issued to shareholders of Bankshares in the acquisition.  Otherwise $5.6 million of net income in the first half of 2016 as well as a $2.9 million, net of tax, increase in the market value of the investment portfolio available for sale were partially offset by the $0.30 per share of common stock dividends declared and paid during the first six months of 2016.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended June 30, 2016

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six-Months Ended
	June 30	June 30	June 30	June 30
	2016	2015	2016	2015
Interest Income	14,666	12,955	28,876	25,968
Interest Expense	1,175	1,032	2,330	2,081
Net Interest Income	13,491	11,923	26,546	23,887
Provision for Loan Losses	812	(146)	1,124	(77)
Net Interest Income after Provision	12,679	12,069	25,422	23,964
Non-Interest Income	2,065	1,762	4,002	3,467
Non-Interest Expenses	10,637	8,929	20,712	17,721
Income Before Taxes	4,107	4,902	8,712	9,710
Income Taxes	1,483	1,775	3,109	3,441
NET INCOME	2,624	3,127	5,603	6,269

EARNINGS PER SHARE	0.27	0.38	0.59	0.77
DILUTED EARNINGS PER SHARE	0.27	0.37	0.59	0.74
DIVIDENDS PER SHARE	0.15	0.13	0.30	0.26

Charge-offs	119	143	272	493
Recoveries	196	813	305	917
Net charge-offs (recoveries)	(77)	(670)	(33)	(424)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2016	2015
ASSETS
Cash and Due From Banks	42,312	33,888
Interest Bearing Bank Balances	43,667	32,816
Federal Funds Sold	588	5,835
Securities Available for Sale	309,718	255,466
Loans (net)	1,017,304	840,099
Other Real Estate Owned	13,026	13,040
Other Assets	33,774	27,573
Goodwill and Other Intangible Assets	40,275	35,976
TOTAL ASSETS	1,500,664	1,244,693

LIABILITIES & EQUITY
Deposits	1,267,126	1,060,196
Fed Funds/Repurchase Agreements	31,937	21,694
FHLB Advances	5,546	-
Other Borrowings	10,075	11,292
Subordinated Debentures	5,323	-
Other Liabilities	5,092	4,279
TOTAL LIABILITIES	1,325,099	1,097,461
Common Stockholders’ Equity	175,565	147,232
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,500,664	1,244,693

TOTAL BOOK VALUE PER COMMON SHARE	18.19	18.00
Tangible Book Value per Common Share	14.01	13.60

Non-Accrual Loans	9,655	7,141
Loans 90 Days Past Due and Still Accruing	2,218	3,032